As filed with the Securities and Exchange Commission on August 31, 2016

Registration No. 333-161770

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-3

REGISTRATION STATEMENT NO. 333-161770

UNDER

THE SECURITIES ACT OF 1933

AXIALL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	58-1563799
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Abernathy Road, Suite 1200, Atlanta, GA

Atlanta, Georgia 30328

(Address of principal executive offices including zip code)

L. Benjamin Ederington

General Counsel and Secretary

1000 Abernathy Road, Suite 1200

Atlanta, Georgia 30328

(Name and address of agent for service)

(770) 395-4500

(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. This Post-Effective Amendment deregisters those securities that remain unsold hereunder as of the effective date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) relates to the Registration Statement No. 333-161770 filed on Form S-3 (the “Registration Statement”) by Axiall Corporation, a Delaware corporation formerly known as Georgia Gulf Corporation (“Axiall”), with the Securities and Exchange Commission on March 12, 2010, which registered 21,814,185 shares of common stock, par value $0.01 per share (“Common Stock”) of Axiall.

This Post-Effective Amendment is being filed to deregister all of the shares of Common Stock previously registered under the above Registration Statement on Form S-3 and remaining available thereunder.

On June 10, 2016, Axiall, Westlake Chemical Corporation, a Delaware corporation (“Westlake”), and Lagoon Merger Sub, Inc., a newly formed Delaware corporation that is a wholly-owned subsidiary of Westlake (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides, among other things and subject to the terms and conditions set forth therein, for the merger of Merger Sub with and into Axiall (the “Merger”), with Axiall surviving the Merger as a wholly-owned subsidiary of Westlake.

On August 31, 2016, pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), Merger Sub merged with and into Axiall, with Axiall surviving the Merger as a wholly-owned subsidiary of Westlake. At the Effective Time, all outstanding shares of Common Stock (excluding any shares held in treasury by Axiall or owned by Westlake or any of its wholly owned subsidiaries (which were cancelled) and any shares with respect to which appraisal rights were properly exercised and not withdrawn) were cancelled and converted into the right to receive $33.00 in cash, without interest.

Accordingly, Axiall hereby terminates the effectiveness of the Registration Statement and, by means of this Post-Effective Amendment, Axiall hereby removes from registration any of the securities registered under the Registration Statement that remain unsold under the Registration Statement, if any.

As no securities are being registered herein, the sole purpose of this filing being to terminate and deregister, the disclosure requirements for exhibits under Item 601 of Regulation S-K are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 31, 2016.

AXIALL CORPORATION

By:	/s/ Albert Chao
	Name:	Albert Chao
	Title:	President

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933.